UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 26, 2010

INTERNATIONAL SPEEDWAY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-2384	59-0709342
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Daytona Boulevard
Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)
(386) 254-2700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD
     Item 7.01 Regulation FD Disclosure
Section 8 — Other Items
     Item 8.01 Other Items
In connection with our efforts to develop a major motorsports entertainment facility in the New York metropolitan area, our subsidiary, 380 Development, LLC, purchased a total of 676 acres located in the New York City borough of Staten Island in early fiscal 2005 and began improvements including fill operations on the property. In December 2006, we announced our decision to discontinue pursuit of the speedway development on Staten Island. In October 2009, we announced that we had entered into a definitive agreement with KB Marine Holdings LLC (“KB Holdings”) under which KB Holdings would acquire 100% of the outstanding equity membership interests of 380 Development for a total purchase price of $80.0 million. The purchase and sale agreement (“Agreement”) called for the transaction to close no later than February 25, 2010, subject to certain conditions, including KB Holdings securing the required equity commitments to acquire the property and performing its obligations under the agreement. As a result of KB Holdings’ failure to perform its obligations, the closing will not occur on February 25, 2010. We are currently negotiating with KB Holdings to amend the Agreement and provide an extension of the closing date, however there can be no assurance that we will come to terms with KB Holdings on such an amendment. We have the right to terminate the Agreement and may do so in the event we are unable to come to acceptable terms with KB Holdings on an amendment. We do not anticipate a reduction in the purchase price as part of a potential amendment to the Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)
Date: February 26, 2010	By:	/s/ Brett M. Scharback
Brett M. Scharback
Deputy General Counsel